Exhibit 4.14

[Translation from Hebrew]

Pledge-3(M)

Debenture

(For the Creation of a Floating Charge)

Made and Entered into on the 21st Day of October 2010 in Yavneh

Whereas:	The undersigned, Orbotech Ltd. (Regd. No. 520035213) (hereinafter: the “Pledgor”) has and/or shall receive, from time to time, from Bank Hapoalim B.M. (Bank Hapoalim B.M., as the “Bank” as defined in Section 23.5.1 below, will hereinafter be referred to as: the “Bank”) approved risk facilities for the execution of transactions in futures in the dealing room of the Bank only, as the term “approved risk facilities” is defined in the documents signed and/or to be signed by the Pledgor in favor of the Bank as well as various banking services arising from and originating solely in the said activities and all for the total amount of up to US$ 20,000,000 as well as facilities to execute factoring activities in a total amount of up to US$ 2,000,000 (hereinafter, jointly and severally: “Banking Services”), under the terms and conditions agreed upon and/or to be agreed upon from time to time in respect of any Banking Service as stated above;

Therefore it has been agreed that the Pledgor will secure payment of the various amounts of money which the Pledgor owes and/or shall owe to the Bank in connection with the providing of the Bank Services and all in accordance with the conditions set forth below:

1.	The Nature of the Debenture

This Debenture is made to secure the full and precise payment of all amounts payable and to be payable to the Bank from the Pledgor in connection with the provision of the Banking Services to the Pledgor by the Bank, regardless of whether the Pledgor has made undertakings for such and/or will make undertakings for such in the future, due and/or to be due in the future, due and payable before the realisation of the securities to which this debenture applies and/or afterwards, absolutely and/or conditionally, directly and/or indirectly, up to an amount of US$ 22,000,000 plus interest, commission fees, expenses of various sorts, including costs of the realization, legal fees, insurance fees, revenue stamp duty and other payments under this Debenture, as applicable, plus linkage differences of any sort due and to be due and payable by the Pledgor to the Bank in any manner for linked principal and interest and for any other linked amount (all the above amounts, jointly and severally, shall hereinafter be referred to below as: “the Secured Amounts”).

2.	Pledge and Charge

2.1.	As security for the full and precise discharge of all the Secured Amounts, the Pledgor hereby grants a lien, in favor of the Bank and its successors, by a floating charge in the first degree the assets and proceeds as detailed below (hereinafter: the “Assets Secured by a Floating Charge”):

2.1.1.	All the assets, monies, property and rights of any sort without exception presently held by the Pledgor or which it may hold in the future at any time and in any way and manner, including, without limitation, any intellectual property rights of the Pledgor including in connection with registered or pending patents;

2.1.2.	All current assets, without exception, presently held by the Pledgor and which the Pledgor shall have at any time in the future, in any manner and way, where ‘current assets’ shall mean all assets, monies, property and rights of any kind and sort, except land, buildings and fixed equipment;

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2.1.3.	All fixed assets that the Pledgor presently has and shall have at any time in the future, , in any manner and way, with such assets including, inter alia, land, buildings and fixed equipment;

2.1.4.	All securities, documents and notes of others, of any kind and sort, held by the Pledgor and/or in which or as to which the Pledgor has or will have a right and/or that the Pledgor is entitled to instruct the sale thereof, held and to be held, from time to time, by the Bank and/or by the Pledgor and/or by any third party and/or rights for such.

2.1.5.	All rights in land and/or all contractual rights under agreements between the Pledgor and the Israel Land Administration and/or the Israel Development Authority and/or the Jewish National Fund and/or others, presently existing and as shall exist in the future at any time.

2.2.	As further security for the full and precise discharge of all Secured Amounts, the Pledgor hereby pledges and charges, in favor of the Bank and its successors, under a fixed charge in the first degree and under a pledge, its goodwill and, subject to any law, all the Pledgor’s rights to a tax exemption and/or relief and/or discount, all pursuant to the Income Tax Ordinance (New Version), 5721 – 1961 and/or the Land Taxation (Betterments, Sale and Purchase) Law, 5723 – 1963 and/or any other law (hereinafter jointly and severally: the “Pledged Assets”).

2.3.	The Pledge and the Charge created under this Debenture will apply to any right to compensation and/or indemnification and/or any other right the Pledgor may have due to the loss, damage or expropriation of the Pledged Property.

3.	Declarations of the Pledgor

The Pledgor hereby declares as follows:

3.1.	The Pledged Property is free of any debt, pledge, charge, attachment or any other third party right, save for the Floating Charge in the first degree limited to an amount of US$ 190,000,000 created in favor of Israel Discount Bank Ltd. (hereinafter: “Bank Discount”) and a fixed charge in favor of Bank Discount on its shares in Photon Dynamics Inc. (a company registered in California) and held by Orbotech Inc. (a company registered in Delaware, USA) which is a subsidiary of the Pledgor;

3.2.	The Pledged Property is wholly owned and/or held and/or exclusively controlled by the Pledgor or under the possession and/or control of the Bank and/or under the possession and/or control of Bank Discount;

3.3.	Except as specified in the Research and Development in Industry Law, 5744 – 1984 and the regulations thereunder, there is no restriction or condition in law or under an agreement applicable to the transfer of the Pledged Property or charging it, pursuant to the provisions of this Debenture;

3.4.	It is entitled to pledge the Pledged Property;

3.5.	No assignment of rights or any other action have been taken which derogates from the value of the Pledged Property;

3.6.	None of the events mentioned in Section 10 herein below have occurred.

4.	Undertakings of the Pledgor

The Pledgor hereby undertakes as follows:

4.1.	To hold the Pledged Property under its ownership and/or possession and/or control;

4.2.

To use and treat the Pledged Property with utmost care and to notify the Bank of any case of material breakage, damage, defect or fault occurring in it and to repair any material breakage, damage, defect or fault occurring in the Pledged Property due to use and/or for any other reason, and to be responsible

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towards the Bank for any case of any material breakdown, damage, defect and/or fault as stated above, save for reasonable wear and tear;

4.3.	To allow legal counsel for the Bank, at any time, after prior coordination, to visit and inspect the state of the Pledged Property at its place of location;

4.4.	To provide the Bank, upon first demand, and at the Pledgor’s expense, with an updated valuation by a land assessor and/or equipment assessor, as the case may be, of the value of the assets specified in Sections 2.1.3 and/or 2.1.5 above as security for the Bank (the said demand may be addressed to the Pledgor from time to time provided that two years or more have passed since the date at which the previous demand by the Bank was addressed to the Pledgor). Where the Pledgor has not complied with the Bank’s stated demand, the Bank may carry out an assessor’s evaluation by itself and all reasonable costs connected to such will be for the account of the Pledgor and will be paid by it, as stipulated in Section 21 below.

4.5.	Upon the existence of one or more of the instances detailed in Section 10 below, upon first demand of the Bank, to deliver the Pledged Property to the Bank or to a custodian on its behalf. Where the Pledgor has refused to comply with the provisions of this subsection, the Bank may, without requiring the Pledgor’s consent, remove the Pledged Property from the possession of the Pledgor and hold it itself and/or deliver it to a custodian on its behalf at the expense of the Pledgor. Where the Pledged Property has been delivered to the above stated custodian, the Bank will be exempt from any damage caused to the Pledged Property for any reason;

4.6.	Not to sell, transfer, deliver the Pledged Assets or any part thereof, not to permit another party to use them in any manner and not to permit anyone else to undertake any of the aforesaid actions, (other than during the ordinary course of business of the Pledgor) not to forgive and not to waive, fully or partially, any asset, claim or right of the Pledgor held and/or to be held by the Pledgor from time to time, directly or indirectly, in connection with the pledged documents and the Pledged Assets and any part thereof—without the prior written consent of the Bank;

4.7	Not to sell, transfer, assign, rent out under leasehold, lend, rent out, deliver and not to remove from its possession, the Assets Secured by a Floating Charge, not to forgive and not to waive, fully or partially, any asset, claim or right held by the Pledgor and/or to be held by it, from time to time, directly or indirectly, in connection with the Assets Secured by a Floating Charge, without the Bank’s prior written consent, unless such concerns a transaction in the Pledgor’s ordinary course of business and under market conditions;

For the avoidance of doubt it is hereby clarified that the sale and/or assignment and/or discounting of accounts receivable and/or letters of credit and/or notes and/or other negotiable instruments does not constitute a breach of this section, provided that such has been done under reasonable trading conditions and for fair value.

It is hereby clarified that the right of setoff, possession and/or lien of Israeli and/or foreign banks on monies, rights, securities or assets to be made available to the credit of any account or deposited or to be deposited in any account of the Pledgor with those banks (including any security for the credit risk activities of the Pledgor) do not constitute a breach of this section.

4.8.	Not to pledge and not to charge in any manner or way the Pledged Property by equal, preferential or later rights to those of the Bank and not to assign by way of charge any right held by the Pledgor in the Pledged Property without receiving the prior written consent of the Bank;

4.9.	To be liable towards the Bank for any defect in any property right of the Pledgor in the Pledged Property and for the veracity, validity and accuracy of all signatures, endorsements and details on notes, documents and securities which have been and/or shall be delivered to the Bank as security;

4.10.

To pay on time in accordance with any law, all payments which must be paid pursuant to any law, such as taxes imposed on the Pledged Property and/or revenues accruing from such and to provide the Bank,

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upon its written demand, with all the receipts for the above said payments. If the Pledgor does not make such payments by the due dates, the Bank may pay them at the Pledgor’s account and may debit the Pledgor for these payments plus expenses and interest at the maximum rate. These payments are secured by this Debenture;

4.11.	To keep proper accounting books and to permit the Bank or a representative on behalf of the Bank, at any time, to examine such books. The Pledgor undertakes to assist the Bank or those acting on its behalf and to deliver to them, upon their first demand, any balance sheet, financial statement, accounting book, ledger and/or card file, tapes, books, references and other documents and any information required by them, including explanations in connection with the Pledgor’s financial and operating condition and/or business, provided that such does not waive any attorney – client privilege or privilege under law, all of above subject to the duty of the Bank to keep the Pledgor’s information secret in the same manner as the Bank acts to maintain the secrecy of its clients’ information;

4.12.	Except for shareholders holding less than 5% of the Pledgor’s issued capital and employed by the Pledgor as office holders in the Pledgor and provided that the aggregate amount, at any time, of all loans to shareholders, as stated, does not exceed NIS 500,000 and the term thereof does not exceed one year, not to lend monies to shareholders of the Pledgor and not to pay existing or future loans to shareholders of the Pledgor, until the Pledgor has repaid to the Bank the payments owed by it to the Bank for the Secured Amounts, without the Bank’s prior written consent. The Pledgor undertakes to ensure that its shareholders undertake towards the Bank, not to demand or sue for the payment of the aforesaid loans before the full repayment date of the Secured Amounts;

4.13.	That no change shall occur to the organization of the Pledgor in comparison with the existing condition at the time of execution of this Debenture, without the Bank’s prior written consent;

4.14.	Not to institute any proceedings for the Secured Amounts which may prejudice the Bank’s ability to exercise this Debenture;

4.15.	The Pledgor agrees that if at the date of exercise of rights under this Debenture, the Pledgor is entitled to a tax exemption and/or relief and/or discount and/or choice as whether to exercise the said exemption or relief or discount amongst a number of assets of the Pledgor, all pursuant to the Income Tax Ordinance (New Version), 5721 – 1961 and/or the Land Tax (Betterment, Sale and Purchase) Law, 5723 – 1963 and/or the Value Added Tax Law, 5736 – 1975 and/or any other law which may reduce the tax rate and/or the tax amount for the sale of the Pledged Property (hereinafter: the “Reliefs and Rights”) – the Reliefs and Rights will be pledged to the Bank under this Debenture.

4.16	The Pledgor hereby authorises the Bank and/or an employee on its behalf and/or a lawyer on its behalf and/or any receiver to be appointed under this Debenture – to receive, in any case vesting the Bank with the right to realise the Pledged Property, information from the tax authorities in connection with the Pledged Property and/or in connection with the tax reports submitted by the Pledgor and/or in connection with assessments and/or orders and/or findings issued to the Pledgor by the income tax authorities and/or land taxation authorities and/or the customs and value added tax department and/or any other government body, and all regardless of whether such is connected to the Pledged Property directly or indirectly. The Pledgor also undertakes to provide any document required by the Bank and/or anyone on its behalf in connection with the above stated in this subsection.

5.	Duties of Notice

The Pledgor hereby undertakes as follows:

5.1.

To notify the Bank within 7 days of any instance of the imposition of an attachment on the Pledged Property in an amount in excess of $500,000 (five hundred thousand United States Dollars). To immediately notify the attaching party about the charge in favor of the Bank and, at its expense, to immediately and without delay, take all means to remove the attachment. Moreover, to notify the Bank

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within 7 days about any case of a claim for any right in connection with the Pledged Property and/or any proceedings for execution and/or injunction orders and/or mandatory orders and/or attachment orders and/or other proceedings which have been instituted to realize the Pledged Property in any case where the amount of the proceedings/order is greater than $500,000 (five hundred thousand United States dollars), to immediately make notice to the party undertaking the action about the charge in favor of the Bank and, at its expense, immediately and without delay, to take all reasonable means necessary to cancel the said action;

5.2.	To notify the Bank, within 7 days, about the occurrence of any of the events mentioned in Section 10 below;

5.3.	To immediately notify the Bank about depreciation of any material asset included in the Pledged Property;

5.4.	To notify the Bank within 3 business days of any application submitted for the dissolution of the Pledgor or receivership of any of its assets in accordance with any law (including an application for the appointment of a temporary receiver or an active receiver or temporary liquidator or active liquidator or preliminary temporary liquidator) and/or any application for the suspension of proceedings or for declaration of bankruptcy of the Pledgor or any intention to do so;

5.5.	To immediately notify the Bank about any change to its name and/or address;

6.	Insurance

6.1.	The Pledgor hereby undertakes, at all times, to hold the Pledged Property which can be and which is customarily insured, insured to its full value for customary risks with an insurance company in the accepted manner and under the accepted terms and conditions, and to forward to the Bank, to the limits of the insured amounts, the rights arising from the insurance certificates and the distribution between the Bank and Discount Bank, as agreed upon between them, to pay all insurance premiums by the due dates and to provide the Bank, upon its demand, with a copy of any insurance certificate and the receipts for the payment of the insurance premiums.

6.2.	Without derogating from the aforesaid, and further thereto, the Pledgor hereby undertakes to provide the insurance company, with whom it is carrying out the insurance of the Pledged Property, with the following instructions:

6.2.1.	The irrevocable designation of the Bank as the beneficiary under the pledge clause in the insurance contract (the insurance policy) and an instruction to include the Bank in the pledge clause in the insurance contract itself, without the Bank being obligated to pay any premium.

6.2.2.	The inclusion of an irrevocable instruction in the insurance contract according to which, save for the insurance payments in aggregate amounts which are greater than 250,000 United States dollars, the payment of insurance payments for the Pledged Property, at any time at which the insurance company is required to make such insurance payments under the insurance contract, or under any law for and in connection with that insurance contract, will be made directly to the Bank and will be divided between the Bank and Bank Discount as shall be agreed upon between them.

6.2.3.	Providing the Bank with a copy of the insurance contract after inclusion of the above said in the said insurance contract.

6.3.	The Pledgor hereby agrees that the Bank may forward the copy of the insurance contract delivered to it by the Pledgor or the insurance company, as stated above, to any professional entity (including an entity, as stated, external to the Bank), at the Bank’s discretion, in order to examine the insurance contract and the provisions contained therein.

6.4.

The Pledgor declares that it waives any duty of confidentiality which the Bank owes towards it (if any) and undertakes not to make any claim and/or demand against the Bank in connection with the transfer

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of the insurance contract to the professional entity for its examination, as stated above, provided that the said entity makes no use of the material to be forwarded to it other than for the examination of the insurance contract and the provisions contained therein.

6.5.	The Pledgor also undertakes to provide the Bank with confirmation from the insurance company and an undertaking from it not to setoff anything from the insurance payments made to the Bank for the Pledged Property, save for the balance of the unpaid insurance premiums for the insurance of the Pledged Property for the current insurance term only. The insurance company also undertakes to notify the Bank in any case of the cancelation of the insurance contract, at least 30 (thirty) days before the said cancellation – and this despite and notwithstanding any other provision in the Insurance Contract Law, 5741 – 1981, with the said notice of the insurance company constituting a pre-condition under the insurance contract for the cancelation of the insurance contract.

6.6.	Without derogating from the rights of the Bank under this Debenture, including the Bank’s rights under Section 10 below, in any one of the cases stipulated below, the Bank will be entitled, at its sole discretion, to insure the Pledged Property in the Pledgor’s name or in the Bank’s name and to charge the Pledgor for the insurance expenses and fees:

6.6.1.	If the Pledged Property is not insured by the Pledgor as stated above;

6.6.2.	If the Pledgor does not provide the Bank, within 30 days after the date of the execution of this Debenture, with insurance certificates for the Pledged Property, under the conditions stated above;

6.6.3.	If up to 2 (two) business days before the end of the insurance term for the Pledged Property the Pledgor does not provide the Bank with the confirmation of cover for the Pledged Property under the above detailed conditions, and shortly after the receiving of the insurance certificate the Pledgor does not provide the Bank with the insurance certificate;

In the event of the insurance being obtained out by the Bank as stated above, the Bank will not be liable for any defect or fault discovered in connection with the insurance. Amounts to be paid by the Bank as expenses and as insurance fees, as above, are secured by this Debenture.

6.7.	The Bank may credit the amounts received from the insurance company for the discharge of the Secured Amounts.

6.8.	Regarding the insurance of the Pledged Property the Pledgor hereby appoints, under the circumstances as stated in Section 10 below and subject to the providing of the Secured Amounts for immediate repayment, the Bank as its attorney-in-fact and vests it with the rights to conduct negotiations in its name, to institute claims, to agree to arrangements, settlements, waivers, to receive monies from insurance companies and to credit them against the discharge of the Secured Amounts. The above said power of attorney is irrevocable as the rights of the Bank and of third parties are dependent upon it. The Pledgor shall have no claim in connection with the arrangements, waivers and compromises to be made by the Bank with the insurance companies.

6.9.	All rights of the Pledgor arising from the Pledged Property, including rights under the Property Tax and Compensation Fund Law, 5721 – 1961, as shall be in force at any time and in accordance with any other law, whether transferred to the Bank as stated above or not, are hereby pledged to the Bank under a fixed charge in the first degree and under a pledge and distribution between the Bank and Bank Discount as shall be agreed upon between them.

6.10.	The Pledgor hereby undertakes to sign, upon first demand of the Bank, on any certificate and document required for the execution of its undertakings under this chapter. Moreover, the Pledgor undertakes not to cancel and/or modify, in any form, any condition or the conditions of the aforesaid insurance, without the Bank’s prior written consent.

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7.	Interest

7.1	The Bank may calculate interest on the Secured Amounts at a rate agreed and/or to be agreed upon, from time to time, between it and the Pledgor. In those cases where a rate of interest has not been agreed upon, the Bank may determine the interest at a rate which will not be greater than the maximum interest rate and notify the Pledgor about such. The Pledgor will be charged in accordance with the aforesaid interest rate, and the Bank may add the interest amounts to the principal at the end of each month or at the end of every other period, as the Bank determines.

7.2	In any event of default in payment of the Secured Amounts, or part thereof, the Secured Amounts will bear default interest at a rate which will be agreed upon in the agreement for the provision of the Banking Services. Where no such determination has been made regarding arrears interest, the Secured Amounts will bear interest at the maximum rate.

7.3	In any event entitling the Bank to exercise the Pledged Property, the Bank may raise the interest rate on the Secured Amounts up to the maximum interest rate.

8.	Payment of the Secured Amounts

The Pledgor hereby undertakes to punctually pay the Bank the Secured Amounts and any part thereof on the payment dates therefor determined from time to time.

9.	Early Repayment

9.1.	Subject to the provisions and conditions of the documents for the provision of the Banking Services, the Pledgor may redeem the Pledged Property, fully or partially, by the discharge of the Secured Amounts and/or part thereof, at any time before the payment date, and in such matter the provisions and terms of the documents for the provision of the Banking Services will apply.

9.2.	Subject to the provisions of any law and subject to the provisions and terms of the documents for the provision of the Banking Services, if the Pledgor makes early repayment on account of the Secured Amounts, the Pledgor will pay the early repayment fee as notified by the Bank.

10.	Immediate Repayment

Without derogating from the generality of the provisions of this Debenture, the Bank may, in any one of the events listed below, make the Secured Amounts immediately due and payable, fully or partially, and charge any account at the Bank of the Pledgor for the aforesaid amount, and the Pledgor undertakes to pay all the Secured Amounts, and the Bank shall be entitled to take all means it deems appropriate to collect the Secured Amounts and especially to realize the floating charge on the Assets Secured by a Floating Charge as stated in Section 16.1 below and to exercise the securities in any way the law permits, at the expense of the Pledgor:

10.1.	If the Pledgor breaches any of the conditions of this Debenture or if the Pledgor breaches any other undertaking made by the Pledgor and/or to be made by the Pledgor towards the Bank and/or if it transpires that any material declaration made by the Pledgor in this Debenture and/or any other declaration given and/or be given to the Bank by the Pledgor is incorrect or inaccurate, provided that the Pledgor has been given written notice of 7 days in advance regarding the Bank’s intention to act and during this period the Pledgor has not remedied the breach and/or has not fulfilled its undertakings to the Bank’s satisfaction;

10.2	If the Pledgor passes a resolution regarding the restructuring of the Pledgor or intends to do so, without obtaining the Bank’s prior written consent and provided that the Pledgor has been given 7 days prior written notice regarding the Bank’s intention to act and during this period the Pledgor has not remedied the breach and/or has not complied with its undertakings to the Bank’s satisfaction;

10.3.	If the Pledgor has adopted a resolution for voluntary winding up; and/or if an application for dissolution has been filed against the Pledgor and not cancelled within 7 business from the date of its

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filing; and/or if an order for dissolution has been given against the Pledgor; and/or where a temporary, permanent or other liquidator or a special manager or trustee has been appointed for the Pledgor and/or if an application has been lodged for suspension of proceedings against the Pledgor (and if filed without the consent or not at the initiative of the Pledgor – has not been cancelled within 7 business days from the date of filing) and/or if an order has been given for the suspension of proceedings as stated; and/or if talks have been held for the purpose of formulating an arrangement or a settlement proposal between the Pledgor and its creditors and/or its members or between it and a certain class thereof and/or if such a composition or proposal has been approved; and/or if the Pledgor’s name is about to be or will be delisted from any register managed in accordance with law;

10.4.	If an application is filed for receivership on all the Pledged Property or if an application is filed for receivership on a material part of the Pledged Property and the said applications have not been cancelled within 7 business days from the date of their filing and/or if an order has been given for the said receivership and/or a permanent and/or temporary and/or other receiver has been appointed for the said property.

10.5.	If an attachment is imposed or if similar execution proceedings are instituted or if any other collection proceedings are instituted on the property of the Pledgor, fully or partially, and/or on any of the securities given and which shall be given to secure the repayment of the Secured Amounts, for a debt of more than $1,000,000 (one million United States dollars) and the attachment and/or action in collection proceedings and/or the proceedings have not been cancelled within 14 (fourteen) business days from the date on which they were taken;

10.6.	If it appears to the Bank, at its sole discretion, that a change has occurred in the control of the Pledgor, compared with the situation at the date of execution of this Debenture, provided that the Pledgor has been granted prior written notice of 7 days regarding the Bank’s intention to act as stated;

10.7.	If the Pledgor has stopped paying its debts and/or managing its business;

10.8.	If the work, or a considerable part thereof, at the Pledgor is stopped for 30 days continuously, provided that the Pledgor has been given 7 days prior written notice regarding the Bank’s intention to act and during this period the Pledgor has not remedied the breach and/or has not complied with its undertakings to the Bank’s satisfaction;

10.9.	If it appears to the Bank, at its sole discretion, that an event has occurred which may materially harm the Pledgor’s financial capabilities, provided that the Pledgor has been granted prior written notice of 7 days regarding the Bank’s intention to act as stated;

10.10.	If the Pledgor is in arrears for the payment of any amount of the Secured Amounts for more than 7 days, provided that the Pledgor has been provided with prior written notice of 7 days regarding the Bank’s intention to act as stated;

10.11.	If the Pledged Property or any part thereof is destroyed, burned, decreased in value, lost or harmed by any other damage, in any one of the events for an amount of more than $2,500,000 (two million five hundred thousand US dollars), provided that the Pledgor has been given 7 days prior written notice regarding the Bank’s intention to act and during this period the Pledgor has not remedied the breach and/or has not complied with its undertakings to the Bank’s satisfaction;

10.12.	If, at the Bank’s discretion and in accordance with its sole estimation, a material adverse change has occurred to the value of the securities provided and/or to be provided for securing repayment of the Secured Amounts and/or the repayment ability of the guarantors for the Pledgor, including in case of death, bankruptcy or leaving the country by the guarantor provided that the Pledgor has been given 7 days prior written notice regarding the Bank’s intention to act and during that period the Pledgor has not remedied the breach and/or has not fulfilled its obligations to the Bank’s satisfaction;

10.13.

If the Pledgor is required to repay, immediately and/or not in accordance with the original payment schedule, debts and obligations, fully or partially, which the Pledgor owes and/or shall owe to banking

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corporations and/or financial institutions in an amount exceeding $1,000,000 (one million United States dollars);

10.14.	Upon the occurrence of one of the events stipulated in this Section, mutatis mutandis, to the guarantor for the repayment of the Secured Amounts, if any;

10.15	If the Pledgor has breached any of its undertakings to provide the Bank with balance sheets, financial statements, accounting books and other documentation in connection with the state of its business, or if the Pledgor breaches any provisions of the competent authorities to provide and/or publish various reports and documents as required by law, provided that the Pledgor has been given prior written notice of 7 days regarding the Bank’s intention to act and during the course of this period the Pledgor has not remedied the breach to the Bank’s satisfaction;

10.16	If the Pledgor becomes a private company without receiving the Bank’s prior written consent.

10.17	Upon the occurrence of any one of the causes of action specified in the dealing room documents signed and/or to be signed by the Pledgor, according to which the Bank may bring to an early termination the futures transactions executed by the Pledgor, provided that the Pledgor has been given prior written notice of 7 days regarding the Bank’s intention to act as stated and during this period the Pledgor has not paid its full debt to the Bank for the futures transactions which were brought to an early close or alternatively if, during the course of this period, the Bank has not provided the Pledgor with credit instead of the above said futures transactions.

11.	The Bank’s Rights

11.1.	The Bank has rights of possession, lien, setoff and charge on all amounts, assets and rights, including securities, coins, gold, bank notes, trade documents, insurance policies, bills, assignment of obligations, deposits, securities and consideration for such, found in the possession of the Bank or under its control, at any time to the credit of the Pledgor and/or for the Pledgor, including those delivered for collection, security, custodianship or otherwise. The Bank may withhold the aforesaid assets until full discharge of the Secured Amounts, fully or partially, or to sell them or to use the consideration, fully or partially, for the discharge of the Secured Amounts. In the event of the setoff amounts being deposited in the currency other than the currency in which the Secured Amounts are denominated, the Pledgor hereby gives the Bank prior instructions to sell the balance of the right in the other currency in accordance with the Customary Bank Rate, as such term is defined below, and to credit the consideration of the sale, after deduction of required expenses and commissions, against the Secured Amounts.

11.2	Without derogating from the Bank’s right of lien, as stipulated in subsection 11.1 above, the Bank may, at any time:

11.2.1.	Setoff any amount from the Secured Amounts owed by the Pledgor against the amounts owed to the Pledgor by the Bank in any account whether in Israeli or foreign currency, in any manner or for any cause including before the due date of the amounts due to the Pledgor from the Bank, as stated, against which the setoff will be made;

11.2.2.	To purchase for the Pledgor’s account any amount in foreign currency required for the discharge of any of the Secured Amounts or to sell any foreign currency available at the Bank to the credit of the Pledgor and to use the consideration from such sale for the discharge of any amount from the Secured Amounts;

11.2.3.	To debit any account of the Pledgor by any amount of the Secured Amounts. However, if the status of any such account does not allow for the debiting by the Bank for the purpose of the final payment of any amount, the Bank may not debit the account, and if it does so, the Bank may cancel any such debit and treat any amount for which the debit has been cancelled, as an amount which has not been paid on account of the Secured Amounts and accordingly to undertake any action it deems appropriate under this Debenture;

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11.2.4.	In any event the Bank may carry out setoff without prior notice. However, in the following cases, the Bank may carry out the setoff by prior notice to be given to the Pledgor of 10 (ten) days before the execution date of the setoff;

11.2.5.	In the case of setoff of amounts for which the payment date is not yet due;

11.2.6.	In the event of a setoff from a deposit which, but for the setoff, would be extended or renewed automatically, so that the Pledgor would acquire rights or benefits from it.

11.2.7.	Notwithstanding the aforesaid, if the Bank believes, in its discretion, that postponing the execution of the setoff may worsen the Bank’s situation or harm any of its rights, the Bank may carry out the setoff immediately. Moreover, in the case where the Pledgor has been sent a notice, and during the course of the ten days of the notice an attachment order, notice of an order of receivership of the Pledgor’s assets or a similar event is received, the Bank may carry out the setoff immediately.

11.3.	The Pledgor hereby declares, that it is aware that in those cases where the Bank exercises its aforesaid right of setoff before the payment date of any deposit of the Pledgor, fully or partially, adverse changes may occur to the Pledgor relating to the Pledgor’s rights for or in connection with that deposit (such as, in the matter of the interest rates, linkage differentials, rate differences, rights for grants or loans, exemption or discount from income tax and withholding tax – if, according to the conditions of that deposit the Pledgor held such rights as stated above). The Pledgor will bear all expenses and payments customary at that time at the Bank for the purpose of carrying out such an action, including commissions and expenses which the Bank customarily collects at the time of withdrawal of deposits by customers before the end of the deposit term.

11.4	Any purchase or sale as stated in Subsection 11.2.2 above will be done in accordance with the Customary Bank Rate, from the amounts in Israeli currency or from the amounts in foreign currency, as the case may be, available at the Bank to the credit of the Pledgor or received from the exercising of any securities given and/or to be given to the Bank by the Pledgor.

12.	Charging of Accounts

12.1.	The Bank may, at any time, charge any account of the Pledgor, for any amount due and that will be due by the Pledgor in any manner, including upon demand addressed to and/or to be addressed to the Pledgor by the Bank as stipulated in Section 21 below. This is without derogating from the Bank’s rights under Section 7.2 above. The Bank’s right to charge the said account applies to any account of the Pledgor, whether in Israeli or foreign currency, whether existing or to be opened in the future, whether it is in the name of the Pledgor alone or together with others, and in which, in accordance with its conditions, the Pledgor may act alone therein.

12.2.	The Pledgor agrees that in any event of a demand being made of it by the Bank which is not met by it within the period of time stipulated in the demand, the Bank may act as stated in the beginning of this section and charge the Pledgor’s account for the demand amount. The Bank’s right to charge the Pledgor’s account as stated in this section is regardless of whether the account to be charged is in overdraft or not (including if the overdraft is created due to the charging of that account by the Bank as stated) and this is without derogating from the Bank’s right to receive interest for the overdraft in the account.

12.3.	However, if the status of the Pledgor’s accounts does not enable debiting by the Bank for the purpose of the final repayment of any amount, the Bank may decide not to debit the accounts, and if it has done so, the Bank may cancel any such debit and treat any amount for which the debit has been cancelled as an amount which has not been paid to the Bank, and accordingly to take any action it deems appropriate under this Debenture.

12.4.

Moreover, the Bank may, at any time, credit any amount to be received from the Pledgor and/or for the Pledgor to the credit of the account that it deems appropriate and to transfer any amount made available

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to the credit of the Pledgor into any other account it deems appropriate, and all in accordance with the order of credit as to be determined by the Bank at its discretion.

12.5.	In any event where the Bank is conferred with a right to debit any account of the Pledgor, the Bank may debit that account, regardless of whether this account is in positive balance or over drawn balance, including if the over drawn balance is created as a result of the debiting of that account by the Bank, as stated.

13.	Bank Books as Evidence

The Pledgor confirms that the Bank’s Books and accounts will serve as prima facie evidence of all details thereof, including, inter alia, everything relating to the calculation of the Secured Amounts, the details of the notes, guarantees and other securities and any other matter connected with this Debenture.

14.	The Bank’s Right Not to Honor Instructions for Execution of Transactions in an Account

The Bank may, at its exclusive discretion, accept or refuse to accept any instructions or notices to be delivered to it, verbally, by telephone or by facsimile or by any other means which are not credible and/or which are not in clear and legible writing. In the event of the Bank agreeing to act in accordance with the instructions of the Pledgor, which is not in accordance with a written instruction by customary means, the Pledgor assumes liability for any error, misunderstanding or contradiction and for any damage and/or loss and/or expense incurred as a result of the delivering of the aforesaid notices.

15.	Waiver

Without derogating from any of the provisions included in this Debenture, any waiver, extension, discount, acquiescence, refraining from any action (hereinafter: “Waiver”) by the Bank regarding the non-fulfillment or the partial fulfillment or the incorrect fulfillment of any of the Pledgor’s undertakings under this Debenture, shall not be considered a waiver by the Bank on any right but rather as limited consent for the specific incident where such was given. Any waiver granted by the Bank, to any party to a note held by the Bank for the securing of the Secured Amounts, shall not influence, by any means, the Pledgor’s undertakings.

16.	Exercise

16.1.	In each one of the events detailed in Section 10 above, the Bank may exercise and/or realize the charges under this Debenture on the Pledged Property, or part thereof, to use all the means it deems appropriate in order to collect the Secured Amounts and to exercise all its rights under this Debenture, fully or partially, including the realization of the Pledged Property, fully or in parts, and to use the proceeds for the payment of the Secured Amounts without the Bank being obligated to exercise prior thereto other guarantees or securities, if the Bank holds any;

16.2.	If the Bank decides to exercise securities, notes and other negotiable instruments, notice of three days in advance regarding the actions the Bank is about to take will be considered as a reasonable period of time for the purpose of Section 19(b) of the Pledge Law, 5727 – 1967 or any provision of law replacing it;

16.3.	Without derogating from the above, should the Bank seek to sell securities charged in its favor, as stipulated in Section 16.2 above, on the stock exchange, then the Bank shall be entitled to execute the sale at any price obtainable at that time on the stock exchange for the sale.

16.4.

The Bank may, as the attorney-in-fact of the Pledgor, and for the purpose of this Section, the Pledgor irrevocably appoints the Bank as its attorney-in-fact, to sell the Pledged Property and any part thereof by public auction or otherwise, by itself or by others, in cash or for installments or otherwise, at a price and subject to terms and conditions at the absolute discretion of the Bank and moreover the Bank may,

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by itself or by court or by the execution office, realization the Pledged Property, or any other property, inter alia by appointing a receiver or an administrator and receiver on behalf of the Bank who, inter alia, shall have the powers to act as follows:

16.4.1.	To take into its possession all the Pledged Property or part thereof;

16.4.2.	Manage the business of the Pledgor or participate in the management thereof, as he deems appropriate;

16.4.3.	To sell or to agree to the sale of the Pledged Property, fully or partially, to transfer it or to agree to its transfer by other means, in accordance with the terms and conditions it deems appropriate;

16.4.4.	To make any other arrangement with reference to the Pledged Property or part thereof, as it deems appropriate;

16.4.5.	To act and to do anything required in order to obtain an exemption, discount or refund for payment for any tax, fee, municipal rates and taxes, levies, obligatory payments or any other payment applicable or to be applicable, imposed or to be imposed, under any law in connection with the sale of the Pledged Property or any part thereof, inter alia, in accordance with the power granted to it as stipulated in Sections 4.15 and 4.16 above, and to sign on any declaration or document in connection with such.

17.	Crediting of Payments

17.1.	All income to be received by the receiver or by the special administrator and receiver from the Pledged Property as well as any consideration to be received by the Bank and/or by the receiver and/or by the special administrator and receiver from the sale of the Pledged Property or part thereof (hereinafter: the “Income”), will be credited in the following order:

17.1.1.	For payment of all expenses incurred and to be incurred in connection with the collection of the Secured Amounts including expenses of the receiver and/or the special administrator and receiver and his fees at the rate to be determined by the Bank or to be approved by the court or by the execution office;

17.1.2.	For payment of the Secured Amounts due to the Bank by the Pledgor due to the linkage, interest, commissions terms and expenses owed and to be owed to the Bank under this Debenture;

17.1.3.	For payment of the principal of the Secured Amounts, owed to the Bank by the Pledgor.

17.2.	Further to the above, the Bank may determine the order of preference of crediting the income and to decide, at its discretion, whether to initially pay off the Secured Amounts connected to the Pledgor (fully or partially). The Bank is also entitled to determine the payment order of the liabilities for the various Banking Services taken by the Pledgor.

17.3	If, at the time of the sale of the Pledged Property, the payment date of the Secured Amounts or part thereof is not yet due or the Secured Amounts or part thereof are payable to the Bank on condition only, the Bank may collect from the proceeds of the sale and/or from anything it has received under Section 16 above, an amount sufficient to cover the Secured Amounts and the amount to be collected and which has not yet been credited for the payment of the said amounts in Section 17.1 above will be charged to the Bank to secure the Secured Amounts and will remain with the Bank until full repayment.

18.	Nature of the Securities

18.1.	The securities given and/or to be given to the Bank under this Debenture are of a perpetual nature and will remain in effect until the Bank approves in writing the cancellation of this Debenture.

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18.2.	Where other securities have been or are to be given to the Bank for the fulfillment of the Pledgor’s undertakings towards the Bank including the repayment of the Secured Amounts, or part thereof, all such securities shall be independent of each other.

18.3.	Where the Bank has compromised or given an extension or relief to the Pledgor, where the Bank has changed any of the undertakings made by the Pledgor in connection with the Secured Amounts and/or any agreement and/or any other document to be signed by the Pledgor and/or the Bank releases or waives any other securities or any guarantees – such shall not alter the nature of the securities created and/or to be created to secure the execution of all the undertakings of the Pledgor, including under this Debenture and all securities and undertakings given and/or to be given by the Pledgor, including under this Debenture by it and/or by any of the guarantors for the debts and/or undertakings of the Pledgor which shall remain fully valid.

18.4.	The Bank may deposit the securities, including those which have been delivered and/or shall be delivered under this Debenture or part thereof to a custodian to be chosen by it, at its discretion and replace the custodian, from to time, all at the expense of the Pledgor; the Bank may also register the securities, fully or partially, with any competent authority in accordance with any law and/or in any public register. The Pledgor undertakes to sign any deposition, declaration and document as may be required in order to validate its undertakings under this Debenture.

19.	Transfer of Rights and Disclosure of Information

19.1.	In this Section 19 the following terms shall have the following meanings:

19.1.1.	“Transfer” – sale and/or endorsement and/or assignment of the Rights Under this Debenture, fully or partially, directly or through a special purpose company and also by the sale rights of participation in the rights under this Debenture, and by any other way that the Bank deems appropriate. The Transfer may be done to one or more transferees, at the same time or from time to time;

19.1.2.	“Information” – any information presently held by the Bank and/or to be held by the Bank in the future, including information forwarded to the Bank by the Pledgor and/or information regarding the Pledgor which, at the discretion of the Bank, is necessary or should be transferred in connection with the transfer of the rights under this Debenture, including information on credit, loans and any other Banking Service given and/or to be given to us and, information on charges and securities given and/or to be giving for the securing thereof;

19.1.3.	“Transferee” – any person and/or corporation, whether from Israel or outside of Israel;

19.1.4.	“Potential Contracting Party” – a Transferee with whom the Bank is conducting or is likely to conduct negotiations for the purpose of transferring the rights under this Debenture to such party;

19.1.5.	“The Rights under this Debenture” – the rights of the Bank under this Debenture and/or the rights of the Bank in connection with the Pledged Property;

19.1.6.	“Consultants” – consultants on behalf of the Bank and/or on behalf of any Potential Contracting Party and also companies dealing in credit rating to be employed for the purpose of rating the Rights Under this Debenture.

19.2.	The Bank may, at any time, in its sole discretion and without the need of obtaining the consent of the Pledgor for such, execute the Transfer of the Rights under the Debenture to any other banking corporation, provided that such shall not be detrimental to the rights of the Pledgor.

19.3.	The Pledgor undertakes to cooperate, as required, for the transfer of the Rights Under the Debenture, including signing on any document required in this matter.

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19.4.	The Bank may, at any time, disclose Information in connection with the Transfer of the Rights under this Debenture to any Potential Contracting Party and/or Consultants.

19.5.	The disclosure of Information shall be done subject to the signing by the Potential Contracting Party and/or the Consultants, as the case may be, on a non-disclosure agreement acceptable to the Bank.

19.6.	The Pledgor agrees that it will not be entitled to carry out a Transfer to any other party of any of its Rights and/or obligations in connection with this Debenture without obtaining the prior written consent of the Bank.

20.	Notice of Appeal/Objection

The Pledgor undertakes to notify the Bank in writing about any appeal or objection it has, if any, in connection with any account, account statement, confirmation or notice received from the Bank by any existing channels of communication between it and the Bank, including receiving information by mail, automatic device or computer terminal. If the Pledgor does not object or appeal within 21 days from the date of the sending of the account statement, or summary of statement, confirmation or notice as stated above, the Bank may view the Pledgor as having confirmed of the veracity thereof.

21.	Expenses and Commissions

21.1.	Cancelled.

21.2.	The Pledgor will pay the Bank any liability owing to the Bank for commissions and/or expenses together with interest at a maximum rate from the date of creation thereof or from the date of demand, as the case may be, and up until the full and actual discharge, all as detailed in this Debenture.

21.3.	The Pledgor will also pay the Bank expenses and commissions connected to this Debenture and/or connected to the creation of the securities hereunder and/or the ongoing operation thereof and/or the Pledged Property, including insurance, guarding, maintenance and repair of the Pledged Property and its evaluation, taxes and obligatory payments for the Pledged Property and also, additionally, expenses and commissions in connection with the collection of amounts owing and/or to be owing to the Bank under this Debenture and/or in connection with the exercising of the Pledged Property.

21.4.	The Bank shall be entitled to demand that the Pledgor pay the expenses and commissions stipulated in this Section 21, without such right derogating from the duty of the Pledgor to pay such, and without derogating from the rights of the Bank pursuant to Section 12 above. The expenses and commissions as stated include, inter alia (and without derogating from the generality of the foregoing) expenses for instituting collection proceedings including attorneys’ fees of the Bank and/or on behalf of the Bank.

21.5.	Expenses connected to legal proceedings will be collected subject to the provisions of any law. Expenses and commissions connected to the ongoing operation of the securities and/or in connection with the collection of the amounts and/or in connection with the exercising of the securities, as stated in Section 16 above, will be paid by the Pledgor to the Bank immediately upon its first demand in writing. However, regarding an action or act which the Pledgor is required to perform, the obligation will arise upon the earlier of demand by the Bank or upon execution of the act or action.

21.6.	If the amounts and/or rates of the commissions and/or expenses detailed in this Debenture have been determined in accordance with that stated in the Tariffs, it is clarified that the amounts and/or rates of the commissions and/or expenses as stated, are correct at the date of the drawing up of this Debenture, and that such will change, from time to time, should any change occur to the Tariffs.

21.7.	Without derogating from the provisions of Section 21.6 above, even if the amounts and/or rates of the commissions and/or of the expenses (appearing in the Tariffs and/or prescibed by law), have not been explicitly determined in this Debenture, they will be paid by the Pledgor at the rates and/or amounts in the Tariffs of the Bank or as prescribed by law, as such shall be in effect from time to time.

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21.8.	The amount of the expenses (which do not appear in the Tariffs) detailed in this Debenture are correct as of the date of the drawing up of this Debenture and may change, from time to time, if and should any actual change occur thereto. If the amounts of the expenses (which do not appear in the Tariffs) have not been expressly determined in this Debenture, such expenses shall be paid by the Pledgor in their actual amount.

21.9.	Subject to the provisions of the law, the Bank may change the Tariffs of the commissions and/or expenses and/or the titles of the commissions and/or expenses and/or the charging date for the commissions and/or expenses and/or it may determine new commissions and/or expenses.

21.10.	All the above commissions and expenses, plus interest at the Maximum Rate will be secured by this Debenture until its full and actual repayment.

21.11.	The provisions of this Section 21 regarding commissions and expenses is correct, unless it has been agreed and/or shall be agreed otherwise between the Bank and the Pledgor in writing.

21.12.	If and to the extent revenue tax shall be applicable in connection with this Debenture pursuant to the Revenue Tax on Documents Law, 5721 – 1961 and in accordance with any law, it will apply to the Pledgor, and the Pledgor undertakes to pay it. The Bank shall be entitled to charge any account of the Pledgor, including, inter alia, as stated in Section 12 above, for the amount of the revenue tax duty from the date of creation (without such right derogating from the duty of the Pledgor to pay the revenue duty tax).

22.	Liability of the Pledgor

22.1.	If the parties signing on this Debenture are two or more corporations, each one of them shall be liable individually jointly and severally, and each one of the individual parties of the Pledgor, will be jointly and severally liable for the fulfillment of all obligations of all the individual parties of the Pledgor under this Debenture and/or in connection with the Secured Amounts.

22.2.	The providing of any Banking Service by the Bank to any one of the individual parties of the Pledgor will be considered as received by all the individual parties of the Pledgor. However, if any of the individual parties of the Pledgor is legally incompetent or exempted, by any means from liability for the fulfillment of any of the stated obligations, such shall not prejudice the liability of the other individual parties of the Pledgor.

22.3.	The undertakings of the Pledgor under this Debenture shall not be prejudiced by any change to the name, structure or composition of the Pledgor.

23.	Interpretation and Definitions

23.1.	The preamble to this Debenture constitutes an integral part hereof;

23.2.	The headings of the sections are intended for reference only and no use is to be made of them in the interpretation of this Debenture.

23.3.	Wherever the Bank is entitled to take any action under this Debenture, it is not obligated to do so;

23.4.	In this Debenture:

23.4.1.	The singular shall include the plural, and vice versa;

23.4.2.	The masculine shall include the feminine, and vice versa;

23.5.	In this Debenture, the following terms shall have the meanings assigned alongside them:

23.5.1.	the “Bank” – Bank Hapoalim B.M. including and any one of its offices or branches, whether in Israel or overseas, whether presently existing or to be opened in the future, and anyone acting in its name or on behalf of Bank Hapoalim B.M. and any transferee of Bank Hapoalim B.M;

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23.5.2.	the “Pledged Property” – Assets Secured by a Floating Charge.

23.5.3.	the “Customary Bank Rate” – shall mean – regarding any purchase of foreign currency in the Pledgor’s account – the highest rate for transfers and checks, that the Bank applies at the relevant time, to sell the relevant foreign currency to its customers in consideration for Israeli currency, plus exchange commission and any tax, levy, obligatory payments and/or other payments, etc., and regarding any sale of foreign currency from the Pledgor’s account – at the lowest rate for transfers and checks, that the Bank applies at the relevant time for the purchase from its customers in consideration for Israeli currency of the relevant foreign currency, less the exchange commissions and any tax, levy, obligatory payments and/or other payments, etc.;

23.5.4.	the “Tariff” or the “Bank Tariff” – shall mean information presented at the branch and/or the Internet Web site of the Bank and/or by any other means permitted for presentation, for commission amounts or the rates thereof, and payments of other amounts connected to the Service. And all as shall be customary and acceptable at the Bank at the relevant time;

23.5.5.	the “Bank’s Books” – including records of the Bank and also any book and/or ledger and/or bank statement and/or contract and/or document and/or undertaking and/or note signed by us and/or any index file and/or worksheet of the Bank and/or produced by the Bank, taped records of the Bank, copies of any of such and anything capable of being reproduced by means of data storage or retention, electronic imaging and other technology, made during the ordinary course of the Bank’s business;

23.5.6.	the “Maximum Interest Rate” – shall mean, with respect to Israeli currency – the maximum interest as such shall stand from time to time, applicable at the Bank on overdrawn balances in an Israeli currency current account where no credit facility is in effect and with respect to foreign currency – the maximum interest, as shall stand from time to time, applicable to the Bank on overdrawn balances in the relevant foreign currency current account, where no credit facility is in effect ;

23.5.7.	“Records” – any record or a copy of a record, whether recorded or copied by printing, duplication, electronic imaging, photocopying (including microfilm) whether recorded or copied by any mechanical, electrical or electronic means or any technology preserving the information on the transactions in the account or in connection with such and any printout, computerized material which is information and electronic messaging, created by the recording means of the Bank’s computers, with the meaning of “printout”, “computerized material” (which is information) and “computer” in the Computers Law and also the printing of the contents of a computer file on paper, or any record by any other means of the Bank or the presentation of words or digits or any other signs that the Bank customarily uses or is assisted by.

23.5.8.	“Notes” – shall mean – any promissory note, bill of exchange, check, undertaking, guarantee, security, draft, bill of lading, deposit note, withdrawal, payment order and any other negotiable instrument of any kind and sort;

23.5.9.	“Restructuring” – shall mean – merger as defined in the Companies Law, 5759 – 1999, and any action resulting in the acquisition of assets and/or liabilities of others, other than in the ordinary course of business, and the acquisition by others of assets and/or liabilities of the Pledgor, other than in the ordinary course of business without the prior written consent of the Bank, and in any case as aforesaid in the aggregate amount exeeding US$ 20,000,000 (twenty million United States Dollars) per calendar year;

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24.	Notices and Warnings

Any notice sent by mail to the Pledgor by the Bank by registered mail or in accordance with the most current address appearing in this Debenture or in the documents for the opening of any of the Pledgor’s bank accounts at the Bank or in accordance with the address appearing in the population register or in accordance with the address of the Pledgor’s registered office, shall be deemed to be legal notice received by the Pledgor within 72 hours from the time the letter containing the notice was sent. A written declaration from the Bank shall serve as evidence regarding the date of the sending of the notice. Any notice to be given to the Pledgor by any other means shall be deemed as if received by the Pledgor at the time of its delivery or at the time of its publication.

25.	Substantive Law and Jurisdiction

25.1.	That stated in this Debenture shall be interpreted pursuant to the laws of the State of Israel and in accordance therewith.

25.2.	The exclusive jurisdiction in any matter connected with that stipulated in this Debenture is determined as follows: The closest competent court to the place of the signing of this Debenture or the competent court in one of the following cities: Jerusalem, Tel Aviv-Jaffa, Haifa, Beer Sheva or Nazareth, and all subject to any law.

26.	Should there be any conflict regarding the issues dealt with in this Debenture, the provisions and conditions of this Debenture and the provisions and conditions of the documents for the opening of the account, the provisions of this Debenture shall take precedence. In any other case the provisions of this Debenture and the documents for the opening of the account shall be considered as complimenting each other. It is clarified that the foregoing shall not apply to the documents of the dealing room, where, should there be any conflict between their provisions and conditions and the provisions and conditions of this Debenture, the provisions and conditions of the dealing room documents shall take precedence.

In Witness Whereof the Pledgor Has Set its Hand

/S/
Orbotech Ltd.

Name	Title

Name	Title

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